Exhibit 99.7
HEALTH BENEFITS DIRECT CORPORATION
NOMINEE HOLDER CERTIFICATION
     The undersigned, a bank, broker, trustee, depositary or other nominee of subscription rights (the “Rights”) to subscribe for and purchase Units (as defined in the Prospectus) of Health Benefits Direct Corporation (the “Company”) pursuant to the rights offering described in the Company’s prospectus dated                     , 2009, (the “Prospectus”), hereby certifies to the Company that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) of beneficial owners of Rights who have subscribed for the purchase of additional Units pursuant to the Over-Subscription Privilege (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Right has been exercised in full:

NUMBER OF SHARES	RIGHTS
OF OWNED ON THE	EXERCISED	NUMBER OF UNITS
RECORD DATE	PURSUANT TO	SUBSCRIBED FOR
(INDICATE NUMBER	BASIC	PURSUANT TO OVER-
OF COMMON AND	SUBSCRIPTION	SUBSCRIPTION
PREFERRED)	RIGHT	PRIVILEGE

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10.
Provide the following information, if applicable:
Depository Trust Company (“DTC”) Participant Number
DTC Basic Subscription Confirmation Number(s)

By:
Name:
Title: